SUPPLEMENTAL POLICY
CONCERNING TRADING IN COMPANY
SECURITIES BY CERTAIN DESIGNATED PERSONS

DSG GLOBAL INC.

This policy supplements the Policy Prohibiting Insider Trading and Unauthorized Disclosure of Information to Others of DSG Global Inc. (the “Company”). This policy applies to certain designated persons. If you are subject to this policy, we will notify you and provide you with a copy of this policy. After you have read this policy, please sign the Certification that is attached to this policy and return it to the Compliance Officer at the address indicated on the Certification. You will also be asked to recertify your compliance with this policy annually.

I. PERSONS SUBJECT TO POLICY

This supplemental policy applies to

●	each director of the Company

●	each officer of the Company who has been designated by our board of directors as an “executive officer” for purposes of the reporting requirements and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and

●	any additional persons that the Company may from time to time designate as being subject to this policy because of their position with the Company and access to material nonpublic information.

We will notify you if you are subject to this supplemental policy. We refer to persons subject to this supplemental policy as “Designated Persons.”

If you are a Designated Person, then this policy also applies to your family members who reside with you, anyone else who lives with you and any other person or entity whose transactions in Company securities are directed by you or are subject to your influence or control. You are responsible for making sure that these other persons and entities comply with this policy.

II. ADDITIONAL TRADING RESTRICTIONS

If you are a Designated Person, you are subject to all of the requirements of our Policy Prohibiting Insider Trading and Unauthorized Disclosure of Information to Others. In addition, you are subject to the following restrictions:

1. You may not trade in Company securities outside of a trading window. For purposes of this policy, a “trading window” will commence at the close of business on the second full trading day following the day of public disclosure of the Company’s financial results for a particular fiscal quarter or year and continue through the nineteenth day of the third month of the quarter in which the information was disclosed. For example, with respect to the release of financial results for the Company’s second fiscal quarter, the trading window would start at the close of business on the second full trading day following the day of public release of the Company’s second quarter financial results and end on September 19. For the Company’s fiscal year end release of financial results, the trading window would start at the close of business on the second trading day following the release of the Company’s fiscal year financial results and end on March 19. For purposes of clarity, in the event that the Company releases its financial results for a particular fiscal quarter or year prior to the opening of trading on the morning of a particular trading day, that day shall be deemed the first trading day for purposes of this policy. For example, if the Company releases its financial results for a particular fiscal quarter or year prior to the opening of trading on a Tuesday morning that is otherwise a normal trading day (i.e., not a federal holiday), the trading window would start at the close of business on the following trading day, Wednesday.

2. Even during a trading window, you may not trade during a blackout period. You may not trade in Company securities during any special blackout periods that the Compliance Officer may designate with the prior written approval of the Chief Executive Officer (or the Compensation Committee of the Board, if the Chief Executive Officer is unavailable). The Compliance Officer will advise you in writing of when a special blackout period commences and ends. You may not disclose to any outside third party that a special blackout period has been designated.

3. You may not trade during a trading window without prior approval. During a trading window, you may trade in Company securities only after obtaining the approval of the Compliance Officer. If you decide to engage in a transaction involving Company securities during a trading window, you must notify the Compliance Officer in writing of the amount and nature of the proposed trade(s) at least two business days prior to the proposed transaction, and certify in writing that you are not in possession of material nonpublic information concerning the Company. You must not engage in the transaction unless and until the Compliance Officer provides his approval in writing. Any determination by the Compliance Officer to disapprove a proposed trade will require the concurrence of the Chief Executive Officer (or the Compensation Committee of the Board, if the Chief Executive Officer is unavailable). The foregoing functions of the Compliance Officer will be undertaken by the Chief Executive Officer in the case of proposed trades by the Compliance Officer. Proposed trades by the Chief Executive Officer will require approval by any of (i) the Compliance Officer; or (ii) the Compensation Committee of the Board. The Compliance Officer (or the Chief Executive Officer or Compensation Committee of the Board, as applicable) must consult with the Company’s outside securities counsel prior to approving any transaction in the Company’s securities. The existence of these approval procedures does not in any way obligate the Compliance Officer to approve any transaction.

4. Except as permitted by SEC rules, you may not trade in Company equity securities during a pension plan blackout period. If you are an executive officer or director, you may not trade or transfer during any pension fund blackout period any equity security of the Company that you acquired in connection with your service as an officer or director, except to the extent such trade or transfer is permitted by SEC rules. A pension plan blackout period is generally any period of more than three consecutive business days under an individual account plan during which purchases or sales of Company equity securities are prohibited under the plan (whether by us or a fiduciary of the plan), excluding certain regularly scheduled blackouts and blackouts imposed solely in connection with certain corporate transactions such as mergers. Any profits made by you in violation of this proscription are recoverable by us. We will notify plan participants, directors, officers and the SEC in advance of any pension plan blackout period.

2

5. You may not trade in puts or calls or engage in short sales with respect to Company securities. Trading in “puts” and “calls” (publicly traded options to sell or buy stock) and engaging in short sales are often perceived as involving insider trading and they may focus your attention on the Company’s short-term performance rather than its long-term objectives. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors from engaging in short sales. Therefore, transactions in puts, calls and other derivative securities with respect to Company securities on an exchange or in any other organized market are prohibited by this policy, as are short sales of Company securities.

III. EXCEPTIONS TO THIS POLICY

The trading restrictions in this Supplemental Policy do not apply to those transactions under Company benefit plans that are not subject to the Policy Prohibiting Insider Trading and Unauthorized Disclosure of Information to Others. Those transactions are discussed in that policy under the heading “Exceptions to this policy for certain transactions under Company benefit plans.”

In addition, the trading restrictions in this Supplemental Policy do not apply to those transactions that are effected pursuant to a pre-cleared trading plan implemented under SEC Rule 10b5-1. Those transactions, and the requirements for entering into a trading plan, are discussed in the Policy Prohibiting Insider Trading and Unauthorized Disclosure of Information to Others under the heading “Exceptions to this policy for transactions under SEC Rule 10b5-1 trading plans.” Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction.

Specific exceptions to this policy may be made when the person requesting approval does not possess material non-public information, personal circumstances warrant the exception and the exception would not otherwise contravene the law or the purposes of this policy. Any request for an exception should be directed to the Compliance Officer.

IV. THE COMPLIANCE OFFICER

We have designated Robert Silzer, the Company’s Chief Executive Officer, as the Compliance Officer for this policy. The Compliance Officer’s telephone number is (604) 575-3848 x113. If you have any questions about this policy, you should contact the Compliance Officer. The Compliance Officer will regularly consult with the Company’s outside securities counsel with respect to transactions and other matters covered by this Supplemental Policy.

3

ACKNOWLEDGEMENT OF RECEIPT OF

SUPPLEMENTAL POLICY CONCERNING TRADING IN

COMPANY SECURITIES BY CERTAIN DESIGNATED PERSONS

I have received and read the DSG Global Inc. Supplemental Policy Concerning Trading in Company Securities by Certain Designated Persons (“Supplemental Insider Trading Policy”). I understand the standards and policies contained in the Supplemental Insider Trading Policy and agree to comply with its terms and conditions.

Print Name

Signature

Date

Please sign and return this form to the Human Resources Department.